Exhibit 99.1

NEWS RELEASE 12-013	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&L / 713-529-6600

Hornbeck Offshore to Commence Exchange Offer

for $375,000,000 of 5.875% Senior Notes Due 2020

July 31, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today the commencement, on Monday, July 30, 2012, of its offer to exchange any and all of the $375,000,000 aggregate principal amount of its outstanding 5.875% Series A Senior Notes due 2020 (CUSIPs 440543 AJ 5 and U44070 AD 9) (collectively, the “Old Notes”), which were issued in a private placement and sold in accordance with Rule 144A or Regulation S under the Securities Act of 1933 (the “Act”), for an equal aggregate principal amount of its 5.875% Series B Senior Notes due 2020 (CUSIP 440543 AL 0) (the “New Notes”). The issuance of the New Notes has been registered under the Act.

The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes issued in March 2012. The primary difference is that the issuance of the New Notes has been registered under the Act and, therefore, the New Notes will be freely tradable by persons who are not affiliated with Hornbeck Offshore and will not contain terms relating to registration rights. The New Notes evidence the same debt as the Old Notes they replace and are issued under and entitled to the benefits of the indenture that governs the Old Notes.

Hornbeck Offshore will accept for exchange any and all original notes validly tendered in principal amounts equal to the minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof and not validly withdrawn before the expiration time of 5:00 p.m., New York City time on August 27, 2012 (the “Expiration Time”), unless extended. Original notes validly tendered may be withdrawn at any time before the Expiration Time only in

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

accordance with the withdrawal rights set forth in the exchange offer prospectus under the caption “Exchange Offer — Withdrawal of Tenders.”

Copies of the exchange offer prospectus and related transmittal materials governing the exchange offer may be obtained from the exchange agent, Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, Sixth & Marquette Avenue, Minneapolis, Minnesota 55479 or by calling 1-800-344-5128.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions with respect to the exchange of New Notes for Old Notes. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.